UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Benjamin Franklin Bancorp, Inc.

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April 9, 2008
Dear Stockholder:
     You are cordially invited to attend the Annual Meeting of Stockholders of Benjamin Franklin Bancorp, Inc. to be held on Thursday, May 8, 2008 at 10:00 a.m., local time, at Lake Pearl Luciano’s, 299 Creek Street, Wrentham, Massachusetts 02093.
     At the Annual Meeting, you will be asked to consider and vote upon the election of a class of four directors and the ratification of Wolf & Company, P.C. as our independent registered public accounting firm for our current fiscal year. The Board of Directors has fixed the close of business on March 18, 2008 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting.
     The officers and directors look forward to greeting you personally at the Annual Meeting. However, whether or not you plan to attend personally and regardless of the number of shares you own, it is important that your shares be represented.
     You are urged to sign, date and return the enclosed proxy promptly in the postage-paid envelope provided for your convenience.
Sincerely,

Thomas R. Venables,
President and Chief Executive Officer
58 Main Street, Franklin, Massachusetts 02038
1-508-528-7000
www.benfranklinbank.com

BENJAMIN FRANKLIN BANCORP, INC.
58 Main Street
Franklin, Massachusetts 02038

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2008

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Benjamin Franklin Bancorp, Inc., a Massachusetts bank holding company (the “Company”), will be held at Lake Pearl Luciano’s, 299 Creek Street, Wrentham, Massachusetts, on Thursday, May 8, 2008, beginning at 10:00 a.m., local time, for the following purposes:
1.	To elect a class of four directors;

2.	To ratify the appointment of Wolf & Company, P.C. as Benjamin Franklin Bancorp, Inc.’s independent registered public accounting firm for the current fiscal year ending December 31, 2008; and

3.	To transact such further business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.
     The Board of Directors recommends that you vote FOR the nominees for Director listed in the accompanying proxy statement and FOR the ratification of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2008.
     The Board of Directors has fixed the close of business on March 18, 2008 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Accordingly, only stockholders of record on such date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.
By Order of the Board of Directors

Anne M. King,
Secretary
Franklin, Massachusetts
April 9, 2008
IMPORTANT
     Even though you may plan to attend the Annual Meeting in person, please complete, sign, and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Annual Meeting and desire to withdraw your proxy and vote in person, you may do so.

BENJAMIN FRANKLIN BANCORP, INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To be held on Thursday, May 8, 2008

     We are providing you with this Proxy Statement and the enclosed form of proxy in connection with the solicitation of proxies by the Board of Directors of Benjamin Franklin Bancorp, Inc. to be used at our Annual Meeting of Stockholders and at any adjournment or adjournments of the meeting. The Annual Meeting will be held at Lake Pearl Luciano’s, 299 Creek Street, Wrentham, Massachusetts 02093, on May 8, 2008, beginning at 10:00 a.m., local time.
     Our executive offices are located at 58 Main Street, Franklin, Massachusetts 02038 and our telephone number is (508) 528-7000. We are sending this Proxy Statement and the enclosed form of proxy to stockholders on or about April 9, 2008.
Record Date and Outstanding Shares
     The Board of Directors has fixed the close of business on March 18, 2008 as the record date for the Annual Meeting. Only stockholders of record as of the close of business on the record date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments of the meeting. As of the record date, there were 7,670,572 shares of our common stock, no par value, issued, outstanding and entitled to vote. Each of our stockholders will be entitled to one vote for each share of common stock held of record by that stockholder.
Solicitation and Revocation
     Proxies in the form enclosed are solicited by and on behalf of the Board. The persons named in the proxy have been designated as proxies by the Board. Any proxy given in response to this solicitation and received in time for the Annual Meeting will be voted as specified in the proxy. If no instructions are given, proxies will be voted
“FOR” the election of the nominees listed below under “Election of Directors,” and
“FOR” the ratification of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2008, and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting and any adjournments of the meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the proxy will vote the proxies in accordance with their best judgment. You may revoke any proxy given in response to this solicitation at any time before the proxy is exercised by delivering written notification to our Secretary (58 Main Street, P.O. Box 309, Franklin, Massachusetts 02038-0309), by voting in person at the Annual Meeting, or by signing and delivering another proxy bearing a later date. Your attendance at the Annual Meeting does not alone serve to revoke your proxy.
Quorum and Voting
     The presence, in person or by proxy, of at least a majority of the shares of common stock issued, outstanding and entitled to vote at the Annual Meeting will constitute a quorum for transaction of business at the Annual Meeting. The affirmative vote of the holders of a plurality of the common stock present and voting, in person or by proxy, is required to elect each of the nominees for director. The affirmative vote of a majority of the common stock present and voting, in person or by proxy, is required to ratify the selection of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Any abstentions or “non-votes” will count as “present” toward formation of a quorum for transaction of business at the Annual Meeting. A non-vote occurs when a stockholder votes on one proposal, but does not vote on another proposal (for example, because the shares are held by a broker who does not have discretionary voting power on a particular matter and has not received instructions from the beneficial owner). Assuming the presence of a quorum, abstentions and non-votes will have no effect on the outcome of the election of directors or the ratification of Wolf & Company, P.C. as our independent registered public accounting firm. Votes will be tabulated by our transfer agent, American Stock Transfer & Trust Company.
ANNUAL REPORT TO STOCKHOLDERS; OTHER INFORMATION
     The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2007 accompanies this Proxy Statement, but is not incorporated herein and is not to be deemed a part hereof.
     The Annual Report to Stockholders includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission (excluding exhibits). Additional copies of the Company’s Annual Report on Form 10-K (excluding exhibits) are available without charge upon request. Such requests should be directed to Shareholder Relations, Benjamin Franklin Bancorp, Inc., 58 Main Street, P.O. Box 309, Franklin, Massachusetts 02038-0309.
PROPOSAL 1 — ELECTION OF DIRECTORS
     Our Board of Directors currently consists of 14 members and is divided into three classes, with one class of directors elected each year. Directors serve for three-year terms.
     Pursuant to Nasdaq rules, our Governance Committee, consisting of seven independent directors of our Board, has nominated Dr. Mary Ambler, Richard E. Bolton, Jr., Daniel F. O’Brien and Charles F. Oteri as directors for a three-year term. Each of the nominees is currently serving as a director of the Company.
     Unless otherwise specified in the form of proxy, the proxies solicited by management will be voted FOR the election of the four nominees, to hold office until the 2011 annual meeting of stockholders or special meeting in lieu thereof and until their respective successors are elected and qualified. If you submit a proxy that withholds authority to vote for one or more nominees for director, your instructions will be followed.
     We have no reason to believe that any of the nominees will not be able to serve. In the event that any nominee is unable to serve at the time of the election, the shares represented by the proxy will be voted for the other nominees and may be voted for a substitute for that nominee.
     The Board of Directors recommends that you vote FOR the election of the four nominees for director listed in this proxy statement.

INFORMATION REGARDING DIRECTORS
Biographical Information regarding Directors and Nominees
     The following table sets forth certain information (as of March 31, 2008) regarding our directors, including those whose terms continue beyond the Annual Meeting and the nominees for election at the Annual Meeting:

Name	Age	Date Elected		Term Expires
Dr. Mary Ambler (1)	75	1977	(2)	2008
William P. Bissonnette	62	1997	(2)	2009
Richard E. Bolton, Jr. (1)	49	2005	(3)	2008
William F. Brady, Jr., D.D.S	75	1985	(2)	2010
Paul E. Capasso	51	2005	(3)	2009
Jonathan A. Haynes	52	2005	(3)	2009
Anne M. King	78	1997	(2)	2009
Daniel F. O’Brien (1)	52	2005	(3)	2008
Charles F. Oteri (1)	62	1984	(2)	2008
Donald P. Quinn	70	2005	(3)	2010
Dr. Neil E. Todreas	72	2005	(3)	2009
Thomas R. Venables	52	2002	(2)	2010
Alfred H. Wahlers	74	1973	(2)	2010
Charles Yergatian	79	1980	(2)	2009

(1)	Nominee for election at Annual Meeting

(2)	Includes (where applicable) service as trustee of Benjamin Franklin Bank prior to its reorganization into the mutual holding company form of organization and as a trustee of Benjamin Franklin Bancorp, M.H.C. from the date of the mutual holding company reorganization until our conversion from a mutual to a stock holding company.

(3)	Served as a director of Chart Bank and became a director upon the merger of Chart Bank with Benjamin Franklin Bank in April 2005, pursuant to the terms of the merger agreement.
     The principal occupation and business experience during at least the last five years for each director and nominee is set forth below.
     Dr. Mary Ambler is a retired physician and a Professor Emeritus of Brown University.
     William P. Bissonnette is a certified public accountant and a partner in the firm of Little & Bissonnette, CPAs. Mr. Bissonnette’s firm does not perform accounting services for Benjamin Franklin Bancorp or Benjamin Franklin Bank.
     Richard E. Bolton, Jr. served as the President and Chief Executive Officer of Chart Bank from 1995 until its merger with Benjamin Franklin Bank in April 2005. From July 2005 to April 2007, Mr. Bolton served as President of Vitek Extrusion, a manufacturer of extruded aluminum products headquartered in Franklin, New Hampshire. Mr. Bolton is currently President of Highright, LLC, a management consulting firm.
     William F. Brady, Jr., D.D.S. is a retired dentist.
     Paul E. Capasso is the President of Capasso Realty Corporation located in Newton, Massachusetts, a real estate investment company engaged in building, developing, owning and managing real estate, particularly apartment and office buildings.

     Jonathan A. Haynes is the President of Haynes Management, Inc., a real estate management firm located in Wellesley Hills, Massachusetts, and President of D.M. Bernardi, Inc., a general contracting firm located in Wellesley Hills, Massachusetts. Mr. Haynes is also the manager of numerous limited liability companies and trusts that own and lease parcels of commercial real estate.
     Anne M. King is a retired journalist. Mrs. King serves as Secretary of Benjamin Franklin Bancorp and Clerk of Benjamin Franklin Bank, although she is not an employee of either entity.
     Daniel F. O’Brien is a certified public accountant and owner and president of O’Brien, Riley and Ryan, a CPA firm located in Boston. Mr. O’Brien is also the manager of State Street Wealthcare Advisors, LLC, a financial services company, and State Street Consulting, LLC, a computer services consulting firm. Mr. O’Brien is also a practicing attorney. Mr. O’Brien’s firm does not perform accounting or legal services for Benjamin Franklin Bancorp or Benjamin Franklin Bank.
     Charles F. Oteri, a funeral director, is the chief executive officer and treasurer of Oteri Funeral Home in Franklin, Massachusetts.
     Donald P. Quinn is an attorney in private practice in Plymouth, Massachusetts. He was formerly a partner concentrating in commercial business and real estate matters at Goodwin Procter LLP, a law firm located in Boston. Mr. Quinn does not perform legal services for Benjamin Franklin Bancorp or Benjamin Franklin Bank.
     Dr. Neil E. Todreas is Professor Emeritus at Massachusetts Institute of Technology. He also provides consulting services through his company, Energy Technology Applications, Inc.
     Thomas R. Venables has served as President and Chief Executive Officer of Benjamin Franklin Bancorp and Benjamin Franklin Bank since 2002. Prior to 2002, Mr. Venables co-founded Lighthouse Bank of Waltham, Massachusetts in 1999 and served as its President and Chief Executive Officer. From 1998 to 1999, Mr. Venables was employed as a consultant with Marsh and McLennan Capital, Inc. He was employed by Grove Bank of Newton, Massachusetts from 1974 until it was acquired by Citizens Bank in 1997, serving as its President and Chief Executive Officer for the last 11 years of his tenure. Mr. Venables serves on the Board of Trustees of the Ironwood Isabelle Small Company Stock Fund, a mutual fund which is registered as an investment company under the Investment Company Act of 1940.
     Alfred H. Wahlers is the Chairman of the Board of Benjamin Franklin Bancorp and Benjamin Franklin Bank. Mr. Wahlers is a retired insurance executive.
     Charles Yergatian is a retired residential real estate developer.
Committees of the Board of Directors
     The Board of Directors of Benjamin Franklin Bancorp currently has four standing Board Committees: the Executive Committee, the Audit and Risk Management Committee, the Compensation Committee and the Governance Committee. The Board of Directors may, by resolution, designate one or more additional committees. If you would like information about the independence of our directors and committee members and about the meetings of our Board of Directors and its committees, see “Corporate Governance—Board and Committee Independence”
and “—Board, Committee and Stockholder Meetings” in this proxy statement.
     The following committee descriptions set forth the current members of each of Benjamin Franklin Bancorp’s existing Board committees.

Executive Committee
     The Executive Committee consists of seven members of the Board. The current members of the Executive Committee are William F. Brady, Jr., William P. Bissonnette, Richard E. Bolton, Jr., Jonathan A. Haynes, Thomas R. Venables, Alfred H. Wahlers and Charles Yergatian, with Dr. Brady serving as Chair. The Executive Committee meets semi-monthly to review ongoing activities and performance of the Bank. The Committee approves loan originations that exceed certain internal limitations, and reviews other loans originations, the monthly asset/liability report and monthly financial reports.
Audit and Risk Management Committee
     The Audit and Risk Management Committee (“Audit Committee”) consists of five independent members of the Board. The current members of the Audit Committee are Charles F. Oteri, Mary Ambler, Anne M. King, Daniel F. O’Brien and Donald P. Quinn, with Mr. Oteri serving as Chair. The Audit and Risk Management Committee, which operates under a written charter, oversees the independent auditor relationship, the internal audit, risk management and compliance functions. For a copy of the report of the Audit Committee, see “Audit and Risk Management Committee Report” in this proxy statement. A current copy of the charter of the Audit Committee is available on our website at www.benfranklinbank.com under the section entitled “About Us—Board of Directors—Corporate Governance.”
Compensation Committee
     The Compensation Committee consists of five independent members of the Board. The current members of the Compensation Committee are William P. Bissonnette, Paul E. Capasso, Daniel F. O’Brien, Donald P. Quinn and Alfred H. Wahlers, with Mr. Bissonnette serving as Chair. The Compensation Committee, which operates under a written charter, oversees executive officer and director compensation and certain employee benefit plans. The Compensation Committee also administers the Benjamin Franklin Bancorp, Inc. 2006 Stock Incentive Plan. For a copy of the report of the Compensation Committee, see “Compensation Discussion and Analysis—Compensation Committee Report” in this proxy statement. A current copy of the charter of the Compensation Committee is available on our website at www.benfranklinbank.com under the section entitled “About Us—Board of Directors—Corporate Governance.”
Governance Committee
     The Governance Committee consists of seven independent members of the Board. The Governance Committee’s current members are Neil E. Todreas, Mary Ambler, William F. Brady, Jr., Anne M. King, Charles F. Oteri, Jonathan A. Haynes and Alfred H. Wahlers, with Dr. Todreas serving as Chair. The Governance Committee, which operates under a written charter, is responsible for identifying and selecting director nominees and considering factors relevant to such selection. The Governance Committee is also responsible for addressing other governance issues, such as evaluating from time to time the size and composition of the Board and its committees and overseeing the periodic evaluation of the performance of the Board and its members. A current copy of the charter of the Governance Committee is available on our website at www.benfranklinbank.com under the section entitled “About Us—Board of Directors—Corporate Governance.”
Compensation of Directors
     Retainer and Meeting Fees. During 2007, members of the Benjamin Franklin Bank Board of Directors received an annual retainer of $10,000 for their service on the Board. The Chairman of the Board, the Chairmen of each of the four standing Board committees, and the Clerk received an additional annual retainer of $2,000. In addition, Board members and Executive Committee members received $500 per Board or Executive Committee meeting attended. Members of the Audit and Risk Management Committee,

Governance Committee and Compensation Committee do not currently receive per meeting fees for committee meetings attended, but instead receive annual retainers of $8,000, $3,000 and $3,000, respectively. Three of our non-officer directors also received a $1,500 annual retainer for serving on the Board of Directors of Benjamin Franklin Bank’s subsidiary, Creative Strategic Solutions, Inc.
     Members of the Board who are employees of Benjamin Franklin Bank or Benjamin Franklin Bancorp do not receive these fees. Generally, Benjamin Franklin Bancorp’s Board of Directors meets jointly with the Board of Directors of Benjamin Franklin Bank. In such instances, directors do not receive additional fees for attendance at meetings of Benjamin Franklin Bancorp’s Board. Otherwise, the directors of Benjamin Franklin Bancorp receive the same fees they receive for attendance at a Benjamin Franklin Bank Board meeting.
     Director Fee Continuation Plan. Benjamin Franklin Bancorp has established a director fee continuation plan that provides certain benefits to all eligible non-employee members of the Boards of Directors of Benjamin Franklin Bank and Benjamin Franklin Bancorp upon retirement. A director is eligible to receive these benefits (provided that the director was not terminated for cause) if the director has served as a director for three years or more with Benjamin Franklin Bank or Benjamin Franklin Bancorp. Service with a corporate predecessor, such as Chart Bank, is not included in determining whether this three-year service requirement has been met.
     Under the director fee continuation plan, a director who has served on the Board or as clerk for at least 15 years (10 years for those who have attained age 70) is entitled to receive an annual payment, commencing upon termination of service and payable for five years, equal to the average total yearly fees for services as a director paid by Benjamin Franklin Bancorp or Benjamin Franklin Bank to the director for the three calendar years preceding the year of the director’s retirement. Service with a corporate predecessor, such as Chart Bank, is included in determining the amount of the normal retirement benefit. Eligible directors who retire prior to attaining the full 15 (or 10) years of service are entitled to receive a reduced retirement benefit, based upon the director’s number of years of service, payable annually for five years following termination of service.
     If an eligible director’s service is terminated or if the director is not proposed for reelection within three years following a “change in control,” as defined in the director fee continuation plan, the director is entitled to receive a full normal retirement benefit (as if he had served as a director for 15 years) as a lump sum upon termination of service. An eligible director who becomes disabled prior to age 70 is also entitled to receive the normal retirement benefit, payable in equal installments over five years and commencing upon termination of service. In addition, upon the death of an eligible director prior to termination of service, the director’s beneficiary is entitled to receive a normal retirement benefit, and upon the death of an eligible director after retirement, the director’s beneficiary is entitled to receive the remainder of any benefit payments to which the director is entitled, with each such benefit payable annually and commencing upon the death of the director.
     Stock Options and Restricted Stock Awards. On July 28, 2006, following approval of the Company’s 2006 Stock Incentive Plan by the Company’s stockholders, the Company granted 4,133 shares of restricted stock and 6,767 options to each of its non-employee directors. On December 12, 2007, the Company granted 2,500 options to each of its non-employee directors. The options and restricted stock awards vest over a five year period from the date of grant, subject to accelerated vesting upon a change in control of the Company, or upon termination of service on the Board due to death, disability or retirement at the mandatory retirement age set forth in the Company’s by-laws.

     The table below shows the compensation paid to non-employee directors of the Company by the Company and by Benjamin Franklin Bank and its subsidiary, CSSI, during 2007:

				Change in
	Fees			Pension Value
	Earned or			and Nonqualified
	Paid in	Stock	Option	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Total
Name	($) (4)	($)(1)	($)(1)	Earnings (2) (4)	($)(3)	($)
Dr. Mary Ambler	$28,000	$11,531	$9,846	$25,823	$810	$76,010
William P. Bissonnette	33,500	11,531	9,846	11,440	810	67,127
Richard E. Bolton, Jr.	28,500	11,531	9,846	—	810	50,687
William F. Brady, Jr.	33,500	11,531	9,846	20,281	810	75,968
Paul E. Capasso	24,875	11,531	9,846	—	810	47,062
Jonathan A. Haynes	30,500	11,531	9,846	—	810	52,687
Anne M. King	30,000	11,531	9,846	13,572	810	65,759
Daniel F. O’Brien	28,000	11,531	9,846	—	810	50,187
Charles F. Oteri	27,100	11,531	9,846	12,738	810	62,025
Donald P. Quinn	28,000	11,531	9,846	—	810	50,187
Dr. Neil E. Todreas	23,000	11,531	9,846	—	810	45,187
Alfred H. Wahlers	32,240	11,531	9,846	15,801	810	70,228
Charles Yergatian	28,500	11,531	9,846	8,664	810	59,351

(1)	The amounts in the Stock Awards and Option Awards columns represent the compensation costs, as reflected in the Company’s 2007 financial statements, with respect to the grant on July 28, 2006 to each director of 4,133 shares of restricted stock and 6,767 options, as well as the grant on December 12, 2007 to each director of 2,500 options. Both the restricted stock and the options vest over a five year period. 8,266 shares of restricted stock and 13,534 options were forfeited during 2007, upon the retirement of two directors. The assumptions used in the valuation of such awards can be found in Note 17, “Stock Compensation Plans” in the Notes to Consolidated Financial Statements filed as part of the Company’s 2007 Annual Report on Form 10-K. For each director, the number of shares of restricted stock and options outstanding at December 31, 2007 were 3,306 and 9,267, respectively. The full grant date fair value of the option awards made during 2007, computed in accordance with FAS 123R, was $5,650 per director, or $73,450 in the aggregate.

(2)	Represents the increase in the present value of the accrued benefit under the Director Fee Continuation Plan between December 31, 2006 and December 31, 2007.

(3)	Represents dividends paid on unvested restricted stock awards.

(4)	Two directors retired in May, 2007. The aggregate amounts paid to these former directors in 2007 were $24,000 for fees earned prior to the date of retirement and $36,233 in payments due under the Director Fee Continuation Plan.
INFORMATION REGARDING EXECUTIVE OFFICERS
Biographical Information regarding Executive Officers
     The names, ages as of March 31, 2008, and positions of each of our executive officers (other than Thomas R. Venables, who is included in the description of directors above), are set forth below.

Name	Age	Position
Claire S. Bean	55	Executive Vice President/Chief Financial Officer, Benjamin Franklin Bank; Treasurer and Chief Financial Officer, Benjamin Franklin Bancorp

Mariane E. Broadhurst	51	Senior Vice President/Retail Banking, Benjamin Franklin Bank

Rose M. Buckley	40	Senior Vice President/Senior Lending Officer, Benjamin Franklin Bank

Michael J. Piemonte	54	Senior Vice President/Risk Management and Compliance, Benjamin Franklin Bank
     Claire S. Bean has served as Executive Vice President/Chief Financial Officer of Benjamin Franklin Bank since July 2004. She also serves as a director of CSSI, the Bank’s subsidiary that provided ATM management services prior to May, 2007. Prior to her employment with Benjamin Franklin Bank, Ms. Bean served as Banking Advisor in the Capital Markets Group of FINCA International, Inc. and later as Regional Director of FINCA for Eastern Europe and NIS. From May 2002 to June 2003, Ms. Bean served as Director of Economic Development in Kyrgyzstan for Mercy Corps, and from June 2003 to September 2003, she served as Manager of Micro-enterprise and Economic Development for the same organization. In addition, from 1999 to 2001, Ms. Bean served as Chief Operating Officer and Chief Financial Officer of Lighthouse Bank of Waltham, Massachusetts. From 1991 to 1997, Ms. Bean served as Executive Vice President/Treasurer of Grove Bank of Chestnut Hill, Massachusetts.
     Mariane E. Broadhurst has served as Senior Vice President/Retail Banking of Benjamin Franklin Bank since April, 2003. Ms. Broadhurst joined the Bank in August 1992 as a Branch Manager. She was promoted to Assistant Vice President/Branch Administrator in December 1997 and in April 2002 was promoted to Vice President of Retail Banking. Prior to her employment with Benjamin Franklin Bank, Ms. Broadhurst was employed as an Assistant Treasurer/Branch Sales Manager of Heritage Bank in Worcester, Massachusetts, beginning in 1988.
     Rose M. Buckley was named Senior Vice President/Senior Lending Officer of Benjamin Franklin Bank in January 2006. From April 2003 through December 2005 she served as Senior Vice President/Senior Commercial Lending Officer. She joined the Bank in 1984 as a commercial loan officer. She was promoted to Assistant Vice President/Commercial Lending in April 1997 and to Vice President/Commercial Lending in April 1998.
     Michael J. Piemonte has served as Senior Vice President/Risk Management and Compliance of Benjamin Franklin Bank since December 2003. He joined Benjamin Franklin Bank in March 1998 as Assistant Vice President/Auditor/Compliance and Loan Review Officer in the Internal Audit Department. He became Assistant Vice President/Compliance Officer in the Compliance Department in July 2001 and became Vice President/Risk Management and Compliance in December 2001.
     All executive officers of the Company hold office until the first meeting of the Board of Directors following the annual meeting of stockholders or special meeting in lieu thereof and until their successors are chosen and qualified, unless a shorter term is specified in the vote appointing them. Officers may generally be removed from office by vote of a majority of the full Board of Directors.
Compensation Discussion and Analysis
     Oversight of the Executive Compensation Program. The Compensation Committee of the Board of Directors (the “Committee”), which is comprised solely of non-employee, independent directors, is responsible for administering the compensation programs for our executive officers, including our principal executive officer (“CEO”), principal financial officer (“CFO”) and our three other most highly-compensated executive officers (collectively “named executive officers” or “NEOs”) in 2007. The Compensation Committee also oversees the compensation program for non-employee directors. The Committee, which operates under a written charter, consists of five (5) independent members of the Board. The current members are William P. Bissonnette, Paul E. Capasso, Daniel F. O’Brien, Donald P. Quinn, and Alfred H. Wahlers, with Mr. Bissonnette serving as Chair.
     The Committee, with guidance from outside consultants, set forth several objectives for its oversight of the Company’s executive compensation programs, including:
•	Establish the strategic vision for the executive compensation program;

•	Analyze competitive total compensation levels for senior executives;

•	Assess the relationship of pay and performance;

•	Review the non-employee director total compensation program; and

•	Assess competitive practices pertaining to executive benefits and perquisites.
     The Committee retained the services of the following independent consultants for advice and counsel regarding executive and director compensation during 2007:
•	Luse Gorman Pomerenk & Schick, P.C., a Washington based law firm, independent counsel to advise the Committee in general executive compensation issues.

•	Mr. Thomas Warren, Thomas Warren & Associates, Inc, a compensation consultant.

•	Clark Consulting, specializing in the administration of SERPs and Bank Owned Life Insurance (BOLI).

•	Wachovia Retirement Services, specializing in the administration of Retirement Plans.
     Compensation Philosophy and Objectives. The primary goal of the Company’s executive compensation program is to attract, retain, and motivate the executive officer talent necessary to achieving our operating and strategic objectives. Our program is designed to align our executives’ interests with those of our shareholders, with the ultimate goal of improving long-term shareholder value.
     Underlying our compensation decisions is a pay-for-performance philosophy. Our compensation program is designed to reward the individual achievements of our executive officers and the Company’s overall financial performance. In carrying out our compensation program, we are guided by the following principles and objectives:
•	Variable compensation is favored as a means of motivating and rewarding executive officer talent; and

•	Retention of valuable executives is promoted through long-term incentives that allow them to share in our growth and increases in shareholder returns.
     Elements of the Executive Compensation Program. The Committee uses a total compensation approach in establishing executive compensation, the elements of which include: (i) base salary, (ii) an annual discretionary bonus that is based on both the Bank’s performance and on individual achievements during the past fiscal year, (iii) long-term equity-based compensation, including stock options and restricted stock awards, and (iv) benefits, including qualified and non-qualified retirement plans, medical plans, life and disability insurance, use of company owned automobile, and employment and change in control agreements.
     A significant portion of executive compensation opportunities is provided through variable compensation plans and policies (e.g., long-term incentives and annual bonuses). These plans and policies are generally designed such that the executive receives value when the Company’s financial objectives are achieved and long-term shareholder value is enhanced.
     The key elements of our executive compensation program are described in the table below:

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element	How Determined
Base Salary	• Skills, knowledge and competencies required to fulfill the responsibilities of the position • Annual base salary adjustments reflect an executive’s performance or changed responsibilities	• Primary component of the compensation program, which together with the annual bonus constitutes the short-term compensation	• Position and level of responsibility • Results of performance reviews • Review of peer group data • Review of broader banking surveys

Annual Bonus	• Excellent individual and Company performance in prior fiscal year	• Recognize executives’ individual achievements and Company performance in prior fiscal year • Motivate excellent performance in future years	• Position and level of responsibility • Discretion of the Compensation Committee • Results of performance reviews • Review of peer group data • Review of broader banking surveys

Long-Term Equity Incentives (Stock Options and Restricted Stock)
•     Long-term effective management decision-making
•     Sustained stock price appreciation (thereby aligning executives’ interests with those of shareholders)
•     Continued employment with the Company during the vesting period

•     Provide an opportunity for officers, directors and employees to acquire a proprietary interest in the Company
•     Create a strong link between the interests of executives and shareholders
•     Retain valuable executives over time
• Reviewed (with expert consultant) data of other institutions that had recently converted from mutual to stock form • Position and level of responsibility within the Company

Retirement Benefits
•     Long-term service with the Company (all retirement programs)

•     Sustained stock price appreciation (thereby aligning executives’ interests with those of shareholders) (ESOP)

•     Continued employment with the Company during the vesting period (SERP)
401(k)
•     Provides a tax-deferred retirement plan to eligible employees including executive officers, subject to IRS limitations
ESOP
•     Enables participants to acquire additional ownership interest in the Company, while increasing retirement benefits
•     Encourages efforts to strengthen shareholder value
• Based on compensation level, subject to IRS limitations • Based on compensation level, subject to IRS limitations

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element	How Determined
Retirement Benefits,		Supplemental Executive Retirement Plan (SERP) (For CEO and CFO)
continued
•     Provides the security of 20-year supplemental retirement income, with vesting increasing over time to 100% after 10 years of service
•     Ensures competitiveness of retirement program with similarly situated institutions
• Position and level of responsibility within the Company • Review of similarly situated institutions

Benefit Enhancement Plan (BEP)
		• Provides the security of a retirement benefit alternative for amounts exceeding IRS limitations on qualified programs	• Position and level of responsibility within the Company • Review of similarly situated institutions

Benefits Generally Available to All Employees
•     Executives participate in employee benefit plans generally available to our employees, including medical, dental, vision, life insurance, short-term and long-term disability
•     Continuation of benefits may occur as part of severance upon certain terminations of employment
		• These benefits are part of our total compensation program for all employees	• Generally available to all employees

Additional Benefits and Perquisites (CEO only: Company automobile. CEO voluntarily relinquished automobile during 2007)	• Active participation in management of geographically dispersed branch franchise and in community affairs	• The use of a company-owned automobile facilitates the CEO’s transportation to branch locations and as a representative in the community	• Position and level of responsibility within the Company • Travel requirements

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element	How Determined
Employment	Employment Agreements	Employment Agreements
Agreements, Change in Control Agreements
•     Continuity of executive leadership
•     Focusing on the best long term interests of the shareholders in the event that business conditions or external factors make consideration of a change of control appropriate
•     CEO and CFO only: 3-year employment agreements

Change in Control Agreements
•     Focusing on the best long term interests of the shareholders in the event that business conditions or external factors make consideration of a change of control appropriate
•     Other three NEOs and 2 other senior officers

•     Recruit and retain qualified executives
•     Ensure the continuity of executive leadership
•     Provides post-employment non-competition protection
•     Make explicit the terms and conditions of executive employment, including termination before or after a change in control
•     Allay concerns caused by executives’ perceived risks associated with change in control transaction
Change in Control Agreements
•     Provide benefits to ease an employee’s transition due to a change-in control
•     Allay concerns caused by executives’ perceived risks associated with change in control transaction
• Position and level of responsibility within the Company • Review of similarly situated financial institutions
     The Company’s Employment Agreements and Change in Control Agreements are described in detail in this proxy statement under “Information Regarding Executive Officers—Employment and Change in Control Agreements.” The Company’s Supplemental Executive Retirement Plan and Benefit Enhancement Plan are described in detail under “Information Regarding Executive Officers—Nonqualified Retirement Benefits.”
     Factors Considered in Determining Compensation Levels. Annually, each member of the Board of Directors completes a CEO performance evaluation form, which was developed by the Compensation Committee with guidance from an outside consultant. The CEO’s performance is evaluated on key business objectives and leadership competencies such as (i) developing and executing the Company’s strategic plan and vision to create long-term shareholder value; (ii) operating the Company in a sound and prudent manner, consistent with regulatory requirements, legal and audit standards, and appropriate risk management standards; (iii) remaining current on all relevant market conditions affecting the Company; (iv) exploring and developing new opportunities for the Company; (v) providing leadership throughout the organization; and (vi) representing the Company in the investment community and the Bank’s geographic communities. In addition, the CEO submits a self evaluation of his performance for the Board’s review.
     The CEO completes an annual performance evaluation for the CFO and other NEOs, evaluating performance relative to the Company’s strategic goals and objectives as well as individual achievements and goals. Based upon the performance evaluation and a review of peer data, the CEO gives recommendations to the Committee regarding compensation for these individuals. The CEO does not participate in, and is not present at, any deliberations or approvals by the Compensation Committee with respect to his own compensation.
     In addition to the evaluation of individual performance, the Compensation Committee conducted a comparative analysis of each of the above compensation elements, comparing our executive compensation levels to a public peer group developed our outside compensation consultant. The peer group includes the following institutions:

Berkshire Hills Bancorp, Inc.	Massachusetts
Century Bancorp, Inc.	Massachusetts
Willow Financial Bancorp, Inc.	Pennsylvania
Bancorp Rhode Island, Inc.	Rhode Island
Royal Bancshares	Pennsylvania
Peapack-Gladstone Financial Corporation	New Jersey
Center Bancorp, Inc.	New Jersey
Enterprise Bancorp, Inc.	Massachusetts
United Financial Bancorp, Inc.	Massachusetts
Greater Community Bancorp	New Jersey
Massbank Corporation	Massachusetts
Republic First Bancorp, Inc.	Pennsylvania
Westfield Financial, Inc.	Massachusetts
Legacy Bancorp, Inc.	Massachusetts
Harleysville Savings Financial Corporation	Pennsylvania
Bryn Mawr Bank Corporation	Pennsylvania
     The Compensation Committee determined that the peers in this group are appropriate for competitive compensation and financial performance analyses/comparisons as they have comparable industry orientation, size and regional marketplace. Total compensation levels were compared to peer group top five proxy officer total compensation levels. Additionally, the Compensation Committee reviewed executive officer compensation data contained in broader banking surveys to supplement the peer group data.
     The Compensation Committee reviewed each of the key elements of executive compensation (described above) to determine 2007 compensation. Executive compensation levels and the pay mix were based on several factors, including competitiveness with the market, the Bank’s ability to pay and rewarding both Bank and individual performance. The Board of Directors evaluates the CEO’s performance in a formal written review. The CEO conducts a performance review of the CFO and other NEO’s. Stock options and restricted stock were awarded to the NEO’s as a retention tool, providing the executive officers with a “vested interest”, or ownership, in the Company.
     Compensation Committee Report. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2007.
The Compensation Committee
William P. Bissonnette, Chair
Paul E. Capasso
Daniel F. O’Brien
Donald P. Quinn
Alfred H. Wahlers

Summary Compensation Table
     The following table sets forth certain information as to the compensation of our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers at the end of 2007 and who received total annual compensation in excess of $100,000. Each of the individuals listed on the table below is referred to as a “named executive officer” or “NEO.” We do not have a non-equity incentive plan, so that column of the table has been omitted.

						Change in
						Pension Value
						and Nonquali-
						fied Deferred	All Other
				Stock		Compensation	Compen-
Name and		Salary	Bonus	Awards	Option Awards	Earnings	sation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)
Thomas R. Venables	2007	$370,700	$80,000	$141,002	$149,527	$459,239	$33,209	$1,233,677
President and CEO	2006	337,000	85,000	58,555	34,155	284,684	26,510	825,904

Claire S. Bean	2007	235,400	65,000	100,993	86,045	298,916	26,510	812,864
EVP/ CFO	2006	214,000	65,000	41,825	19,635	158,183	18,834	517,477

Rose M. Buckley	2007	160,000	50,000	83,808	59,429	—	18,564	371,801
SVP/ Senior Lending	2006	140,000	49,014	28,778	16,500	—	18,464	252,756
Officer

Mariane E. Broadhurst	2007	140,000	35,000	82,559	49,863	—	17,645	325,067
SVP/ Retail Banking	2006	130,000	20,800	28,778	13,750	—	13,108	206,436

Michael J. Piemonte	2007	105,000	8,000	18,302	8,699	—	13,069	153,070
SVP/ Risk Management/ Compliance	2006	94,500	18,900	7,583	1,980	—	11,193	134,156

(1)	Represents bonuses earned in 2007 and 2006 but paid in 2008 and 2007, respectively.

(2)	The assumptions used in the valuation of awards reported in the Stock Awards and the Option Awards columns can be found in Note 17, “Stock Compensation Plans” in the Notes to Consolidated Financial Statements filed as part of the Company’s 2007 Annual Report on Form 10-K.

(3)	Represents the accrued expense under the Supplemental Executive Retirement Plan. See Note 16, “Employee Benefit Plans” in the Notes to Consolidated Financial Statements filed as part of the Company’s 2007 Annual Report on Form 10-K.

(4)	Includes 401(k) matching contributions; the value of allocations of Company common stock to the executives’ accounts under the employee stock ownership plan (for 2007, allocations were based on the $13.13 closing price of the Company’s common stock on December 31, 2007); the value of excess life insurance; dividends paid on restricted stock awards; and, for Mr. Venables, the value of a Company-owned car in 2006 and for 6 months in 2007.
Employment and Change in Control Agreements
     Employment Agreements. Benjamin Franklin Bancorp and Benjamin Franklin Bank have entered into employment agreements with their Chief Executive Officer, Mr. Venables, and Chief Financial Officer, Ms. Bean. The agreements provide for an annual base salary, subject to increase (which increased amount becomes a floor below which the officer’s base salary may not fall during the term of the agreement), and certain benefits. They also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination. The current base salary of each of Mr. Venables and Ms. Bean is $382,000 and $242,500, respectively.

     The initial term of each agreement is three years, with the term automatically extended by one day for each day that the officer is employed by Benjamin Franklin Bancorp and Benjamin Franklin Bank, although the automatic extensions may be discontinued at any time by Benjamin Franklin Bancorp, Benjamin Franklin Bank or the officer. For a one-year period following termination of the officer’s employment, the officer must adhere to a non-competition restriction and refrain from soliciting employees or certain large commercial loan customers. Such provision is not operative after the occurrence of a change in control of Benjamin Franklin Bancorp.
     In the event that the officer’s employment is terminated by Benjamin Franklin Bancorp or Benjamin Franklin Bank for other than “specially-defined cause,” or is terminated by the officer for “good reason,” each as defined below (including termination as a result of a change in control), the officer will be entitled to receive a lump sum severance benefit equal to three times the highest yearly compensation paid to the officer in the three fiscal years preceding the termination, plus certain other benefits. These benefits include: payment of a bonus for the year in which the officer’s employment is terminated (pro rata, based on the percentage of the then-current calendar year during which the officer was employed before termination of employment, multiplied by the highest bonus paid or accrued to the officer for the three calendar years preceding the termination of employment); continuation of disability and medical benefits for three years following termination; an adjustment to the officer’s benefits under qualified and non-qualified pension plans; and full acceleration of vesting under outstanding restricted stock awards and options (the vesting under the officer’s options and restricted stock awards would also accelerate in full upon termination of employment by reason of death or disability under the terms of the 2006 Stock Incentive Plan). If the officer’s employment is terminated following a change in control, the non-competition and nonsolicitation provisions described above would not apply.
     Mr. Venables and Ms. Bean would also be entitled to receive an additional tax indemnification payment if payments under the employment agreements or any other payments triggered liability under Section 280G of the Internal Revenue Code for the excise tax on “excess parachute payments.” Under applicable law, the excise tax is triggered by change-in-control-related payments and benefits that equal or exceed three times the officer’s average annual compensation over the five calendar years preceding the change in control. The excise tax equals 20.0% of the amount of the payments and benefits in excess of one times the officer’s average compensation over the preceding five calendar year period. The indemnification payment would be an amount sufficient to compensate for the excise tax plus a “gross up” amount to compensate for the income tax imposed on the indemnification payment.
     An officer will be deemed terminated for “specially-defined cause” only if he or she (i) has been convicted for the commission of a felony from which all final appeals have been taken, or (ii) has willfully and intentionally engaged in dishonest or gross misconduct in connection with the officer’s employment that results in material and demonstrable financial harm to the Company or its affiliates, and only after certain procedural requirements have been complied with.
     An officer will be deemed to have resigned for “good reason” if he or she resigns after (i) the Board fails to continue the officer in the offices he or she holds (or, in the case of Mr. Venables, the stockholders fail to elect him to the Board of Directors); (ii) after the officer’s responsibilities have been significantly diminished; (iii) the Company or the bank materially breaches the employment agreement; (iv) the Board determines not to continue to extend the term of the employment agreement. In addition, after a change in control, “good reason” includes resignation after (v) a change in the officer’s principal place of employment away from the Company’s principal executive office or to a place that increases the officer’s commute by more than 10 miles; (vi) a reduction or termination of the officer’s benefits; (vii) a reasonable determination by the officer that he or she is unable to exercise the responsibilities he or she exercised prior to the change in control, or that his or her working conditions have materially worsened; or (viii) failure of a successor to assume and agree to perform the employment agreement.

     If the officer’s employment terminates by reason of disability or death within a year after a change in control (or within a year after certain events preceding a change in control, if an actual change in control occurs within two years after termination of employment), the officer will receive benefits as if he or she terminated his or her employment for “good reason.” If the officer’s employment terminates by reason of disability prior to a change in control, the Company will continue to pay the officer his or her normal salary until the earlier of commencement of benefits under the Company’s long term disability insurance policy or 180 days from termination of employment. Thereafter, the Company will pay the officer 60% of his or her salary for the remaining term of the employment agreement, offset by benefits received by the officer under the Company’s long term disability insurance policy. In addition, the officer will continue to participate in the Company’s benefit plans (including medical benefits) for the remaining term of the employment agreement.
     If the officer’s employment terminates by reason of death prior to a change in control, his or her beneficiaries will continue to receive payments of the officer’s salary and will continue to participate in the Company’s medical benefit plan for a period of six months following the officer’s death. In addition, the officer’s beneficiary will receive a pro rata bonus payment, based on the percentage of the then-current calendar year during which the officer was employed prior to his or her death, multiplied by the highest bonus paid or accrued to the officer for the three calendar years preceding the officer’s death.
     The following table quantifies the benefits that would have been payable under the employment agreements (and under the accelerated vesting provisions of the 2006 Stock Incentive Plan) if an event triggering such benefits had occurred as of December 31, 2007. If Mr. Venables or Ms. Bean had retired or voluntarily resigned as of December 31, 2007, no additional payments or benefits would have accrued or been paid to him or her under the employment agreements. Additional amounts payable upon termination of employment under the Company’s Supplemental Retirement Agreements are disclosed in the section of this proxy statement entitled “Information Regarding Executive Officers—Nonqualified Retirement Benefits.”

		Termination not for
		Specially-Defined Cause;
	Termin-	Resignation with Good
	ation for	Reason
	Specially-	Prior to a	After a	Termination
	Defined	Change in	Change in	Due to
	Cause	Control	Control	Disability	Death
Thomas R. Venables
Cash Compensation:
Severance based on salary	—	$1,127,000	$1,127,000	$559,700	$185,400
Severance based on bonus	—	255,000	255,000	—	—
Severance based on other W-2 wages (1)		399,000	399,000	—	—
Bonus for year of termination	—	125,000	125,000	—	125,000
Stock Compensation:	—
Acceleration of option vesting	—	2,900	2,900	2,900	2,900
Acceleration of restricted stock vesting	—	209,100	209,100	209,100	209,100
Medical benefits	—	37,900	37,900	37,900	6,300
IRS 280G excise tax plus gross up	—	—	3,885,700	—	—

Claire S. Bean
Cash Compensation:
Severance based on salary	—	$709,500	$709,500	$235,000	$117,700
Severance based on bonus	—	195,000	195,000	—	—
Severance based on other W-2 wages (1)		285,000	285,000	—	—
Bonus for year of termination	—	70,000	70,000	—	70,000
Stock Compensation:	—
Acceleration of option vesting	—	2,300	2,300	2,300	2,300
Acceleration of restricted stock vesting	—	158,000	158,000	158,000	158,000
Medical benefits	—	37,900	37,900	37,900	6,300
IRS 280G excise tax plus gross up	—	—	2,012,100	—	—

(1)	Other W-2 wages include the value of restricted stock vested during the year; the value of excess life insurance; and, for Mr. Venables, the value of a company car for 6 months in 2007.

     Change in Control Agreements. Benjamin Franklin Bancorp has entered into change in control agreements with its NEOs other than Mr. Venables and Ms. Bean. The change in control agreements provide for a lump sum severance payment equal to approximately one times (in the case of Mr. Piemonte) or two times (in the case of Ms. Broadhurst and Ms. Buckley) the officer’s base salary plus the highest annual bonus paid during the three most recent calendar years and certain other benefits upon termination of the officer’s employment under certain circumstances.
     Pursuant to the terms of the change in control agreements, these severance payments will be triggered if, within two years after a “change in control,” as defined in the agreements, of Benjamin Franklin Bancorp or Benjamin Franklin Bank, the officer’s employment is terminated for any reason other than death, deliberate dishonesty or gross misconduct of the officer with respect to Benjamin Franklin Bancorp or any of its subsidiaries, or conviction of the officer for the commission of a felony. These payments will also be triggered if the officer terminates his or her employment following: (i) a reduction in the officer’s annual base salary; (ii) a relocation of the offices of Benjamin Franklin Bancorp or Benjamin Franklin Bank at which the officer is principally employed by more than a specified number of miles; (iii) a failure of Benjamin Franklin Bancorp or Benjamin Franklin Bank to pay any portion of compensation due to the officer within seven days of the date such compensation is due; (iv) a failure by Benjamin Franklin Bancorp or Benjamin Franklin Bank to continue the officer’s participation in any material compensation, incentive bonus or benefit plan (or in a successor plan); (v) the failure of a successor in interest to make available its benefits plans to the officer on a basis that is not substantially less favorable than the successor generally affords to its other employees holding similar positions; or (vi) a failure of Benjamin Franklin Bancorp or Benjamin Franklin Bank to obtain a satisfactory agreement from any successor to assume and agree to perform the officer’s change in control agreement.
     In addition, if the officer’s employment is terminated for the reasons described above, Benjamin Franklin Bancorp will continue to pay to the officer the disability and medical benefits existing as of and at the level in effect on the date of termination, at no greater cost to the officer than the officer is currently paying, for one year (in the case of Mr. Piemonte) or two years (in the case of Ms. Broadhurst and Ms. Buckley). In the event payments and benefits under the change in control agreements, together with other payments and benefits the officers may receive, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, such payments would be reduced to an amount necessary to avoid such payments constituting parachute payments.
     In addition, upon a change in control, or upon termination of employment due to death or disability, the vesting schedules under the options and restricted stock awards held by Ms. Broadhurst, Ms. Buckley and Mr. Piemonte would accelerate in full, as provided in the Company’s 2006 Stock Incentive Plan.

     The following table quantifies the benefits that would have been payable to our named executive officers who have change in control agreements under those agreements (and under the accelerated vesting provisions of the 2006 Stock Incentive Plan) if an event triggering such benefits had occurred as of December 31, 2007:

	Termination or
	Resignation in Certain
	Circumstances
	following a Change in	Termination Due
	Control	to Disability	Death
Rose M. Buckley
Cash Compensation:
Severance based on salary	$320,000	$—	$—
Severance based on bonus	98,000	—	—
Stock Compensation:
Acceleration of restricted stock vesting	22,900	22,900	22,900
Medical benefits	25,000	—	—

	465,900	22,900	22,900
Less: amount exceeding 280G limits	(26,300)	—	—

Net Termination Benefit	$439,600	$22,900	$22,900

Mariane E. Broadhurst
Cash Compensation:
Severance based on salary	$280,000	$—	$—
Severance based on bonus	41,600	—	—
Stock Compensation:
Acceleration of restricted stock vesting	22,900	22,900	22,900
Medical benefits	25,000	—	—

	369,400	22,900	22,900
Less: amount exceeding 280G limits	—	—	—

Net Termination Benefit	$369,400	$22,900	$22,900

Michael Piemonte
Cash Compensation:
Severance based on salary	$105,000	$—	$—
Severance based on bonus	18,900	—	—
Stock Compensation:
Acceleration of option vesting	400	400	400
Acceleration of restricted stock vesting	28,300	28,300	28,300
Medical benefits	12,600	—	—

	165,200	28,700	28,700
Less: amount exceeding 280G limits	—	—	—

Net Termination Benefit	$165,200	$28,700	$28,700

Grants of Plan-Based Awards
     The following table sets forth information concerning award grants to the named executive officers of the Company during 2007. The Company does not maintain a non-equity or equity plan that provides for payments based upon achievement of threshold, target and maximum goals, so those columns of the table have been omitted.

		All Other	All Other
		Stock	Option
		Awards:	Awards:		Grant Date
		Number of	Number of	Exercise or	Fair Value
		Shares of	Securities	Base Price	of Stock and
		Stock or	Underlying	of Option	Option
	Grant	Units	Options	Awards	Awards
Name	Date	(#)(1)	(#)(2)	($/Sh)	($)
Thomas R. Venables	12/12/2007	4,667			$58,291
President/CEO	12/12/2007		10,000	$12.49	$22,600

Claire S. Bean	12/12/2007	4,667			$58,291
EVP/CFO	12/12/2007		8,000	$12.49	$18,080

Rose M. Buckley	12/12/2007	1,200			$14,988
SVP/Senior Lending Officer	12/12/2007		2,100	$12.49	$4,746

Mariane E. Broadhurst	12/12/2007	1,100			$13,739
SVP/Retail Banking	12/12/2007		1,900	$12.49	$4,294

Michael J. Piemonte	12/12/2007	800			$9,992
SVP/Risk Management/	12/12/2007		1,400	$12.49	$3,164
Compliance

(1)	Represents the grants of restricted stock on December 12, 2007. The grants to Mr. Venables, Ms. Bean, and Mr. Piemonte vest over five years, and the grants to Ms. Buckley and Ms. Broadhurst vest immediately.

(2)	Represents the grants of options on December 12, 2007. The grants to Mr. Venables, Ms. Bean, and Mr. Piemonte vest over five years, and the grants to Ms. Buckley and Ms. Broadhurst vest immediately.

Outstanding Equity Awards at Fiscal Year End 2007
     The following table provides information regarding awards outstanding to our named executive officers as of December 31, 2007 under our 2006 Stock Incentive Plan.

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
			Equity					Plan	Plan Awards:
			Incentive					Awards: Number of	Market or
	Number		Plan Awards:			Number	Market	Unearned	Payout Value
	of	Number of	Number of			of Shares	Value of	Shares,	of Unearned
	Securities	Securities	Securities			or Units	Shares or	Units or	Shares, Units
	Underlying	Underlying	Underlying			of Stock	Units of	Other	or Other
	Unexercised	Unexercised	Unexercised	Option		That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)	(#)	($)
Thomas R. Venables	20,700	82,800		$13.95	7/28/2013
President/CEO	0	10,000	0	12.49	12/12/2014	44,819	$588,473	0	0

Claire S. Bean,	11,900	47,600		$13.95	7/28/2013
EVP/CFO	0	8,000	0	12.49	12/12/2014	33,347	$437,846	0	0

Rose M. Buckley, SVP/Senior Lending	10,000	20,000		$13.95	7/28/2013
Officer	2,100	0	0	12.49	12/12/2014	9,867	$129,554	0	0

Mariane E. Broadhurst,	8,333	16,667		$13.95	7/28/2013
SVP/ Retail Banking	1,900	0	0	12.49	12/12/2014	9,867	$129,554	0	0

Michael J. Piemonte, SVP/Risk Management/	1,200	4,800		$13.95	7/28/2013
Compliance	0	1,400	0	12.49	12/12/2014	6,000	$78,780	0	0

(1)	Based on the $13.13 closing price of the Company’s common stock on December 31, 2007.
Option Exercises and Stock Vesting in 2007
     The following table provides information regarding stock option exercises and restricted stock vesting for our named executive officers as of December 31, 2007:

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($) (1)
Thomas R. Venables President and CEO	—	—	10,038	$131,799

Claire S. Bean EVP and CFO	—	—	7,170	$94,142

Rose M. Buckley SVP and Senior Lending Officer	—	—	4,933	$64,770

Mariane E. Broadhurst SVP/Retail Banking	—	—	4,933	$64,770

Michael J. Piemonte SVP/Risk Management/ Compliance	—	—	1,300	$17,069

(1)	Based on the $13.13 closing price of the Company’s common stock on December 31, 2007.
Nonqualified Retirement Benefits
     Supplemental Retirement Agreements. Benjamin Franklin Bank has entered into Supplemental Retirement Agreements with Mr. Venables and Ms. Bean. This benefit arrangement is sometimes referred to as a “SERP.”
     Under the terms of their SERPs, each of Mr. Venables and Ms. Bean is entitled to receive a lump sum retirement benefit upon the earlier to occur of his or her separation from service or attaining age 65, in an amount that represents the present value of a 20-year stream of payments that is assumed to commence at age 65. Such 20-year stream of payments would be determined based on the officer’s final average compensation (for the three years of the final 10 calendar years in which the officer’s compensation was highest) multiplied by 75% (in the case of Mr. Venables) or 65% (in the case of Ms. Bean), reduced (i) by amounts payable to the officer as his or her annual annuity retirement benefit from Benjamin Franklin Bank’s contributions to his or her 401(k) plan; (ii) by amounts payable to the officer under the employee stock ownership plan and benefit restoration plan, and (iii) by one-half of his or her annual social security benefit, and then multiplied by a vesting percentage. The vesting schedules set forth in the SERPs will result in Mr. Venables’s SERP being fully vested in 2012 and Ms. Bean’s SERP being fully vested in 2014. The vesting will fully accelerate upon the officer’s death or disability, termination of the officer’s employment without “specially-defined cause” (as defined in the SERPs), resignation of the officer for “good reason” (as defined in the SERPs), or a “change in control” (as defined in the SERPs). Pursuant to any of the events described in the prior sentence, with the exception of disability, the lump sum value of the benefit, assuming full acceleration of vesting as of December 31, 2007 and compensation levels adjusted for inflation at the rate of 5%, was $7,218,800 and $3,438,700 for Mr. Venables and Ms. Bean, respectively. In the event of disability, the benefit would be available upon attaining normal retirement age. The discounted values of such benefit if the officer had been disabled at December 31, 2007 were $3,377,400 and $1,930,500 for Mr. Venables and Ms. Bean, respectively. In the event of early retirement or voluntary resignation, the lump sum values of Mr. Venables’ and Ms. Bean’s SERP benefits are the present values of the accumulated benefits on that date, and are set forth in the table on page 23, assuming early retirement or voluntary resignation had occurred on December 31, 2007. No amount payable under the SERP upon the officer’s termination of employment would be paid until at least six months after the officer’s termination of employment, except in the event of termination by reason of the officer’s death or disability. Certain additional provisions will also apply in the event of a change in control of Benjamin Franklin Bancorp.
     Benefit Restoration Plan. Benjamin Franklin Bank has established a Benefit Restoration Plan, a non-tax-qualified plan that will provide restorative payments to certain executives who are prevented from receiving earned benefits under Benjamin Franklin Bank’s 401(k) plan or employee stock ownership plan because of limitations in the Internal Revenue Code applicable to tax-qualified plans. The initial participants in the benefit restoration plan are Mr. Venables and Ms. Bean, and the Board of Directors of Benjamin Franklin Bank may designate certain management personnel or highly compensated employees as additional participants in the benefit restoration plan from time to time. The Board of Directors of Benjamin Franklin Bank may also limit which benefits such additional participants will receive under the benefit restoration plan.
     Eligible participants will receive a restorative payment equal to the amount of additional benefits the participants would receive under the 401(k) plan if there were no income limitations imposed by the Internal Revenue Code. Eligible participants will also receive a restorative payment in lieu of shares that cannot be allocated to participants under the employee stock ownership plan due to the legal limitations imposed on tax-qualified plans. In addition, eligible participants who “retire” before the repayment in full of the loan to the employee stock ownership plan will receive restorative payments equal to the projected value of shares of Benjamin Franklin Bancorp common stock that would have been allocated to the executive over the remaining term of any loan, as if employment had continued through the full term of the loan, regardless of limitations in the Internal Revenue Code. “Retirement” is defined in the benefit restoration plan as the first to occur of termination of employment at any time following satisfaction of the requirements for early or normal retirement under the employee stock ownership plan (unless otherwise permitted by the Benjamin Franklin Bank Board of Directors), death while employed as a full-time employee, or the occurrence of a “change in control,” regardless of whether the participant continues in the employ of the employer or any successor following the change in control.
     Benefits payable to Mr. Venables and Ms. Bean under the benefit restoration plan will be fully offset against benefits payable to such officers under their SERPs, as described above.
     The following table provides details of the present value of the accumulated benefit and years of credited service for the named executive officers under the Company’s Supplemental Retirement Agreements. The Company does not maintain a tax-qualified defined benefit plan.

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit (1)	Fiscal Year
Name	Plan Name	(#)	($)	($)
Thomas R. Venables	SERP	5	$1,069,500	0
President and CEO

Claire S. Bean	SERP	3	$551,000	0
EVP and CFO

Rose M. Buckley	N/A	N/A	N/A	N/A
SVP and Senior Lending Officer

Mariane E. Broadhurst	N/A	N/A	N/A	N/A
SVP/ Retail Banking

Michael J. Piemonte	N/A	N/A	N/A	N/A
SVP/Risk Management/ Compliance

(1)	For the present value of the accumulated benefit, the Company assumed an annual discount rate of 6.25%. In addition, the accrued benefit for each participant was calculated based on the participant’s age and expected mortality.
Deferred Compensation
     Benjamin Franklin Bank does not sponsor deferred compensation programs for its executives. A table regarding nonqualified deferred compensation is therefore omitted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information as of March 15, 2008 regarding each director of Benjamin Franklin Bancorp, each named executive officer, all directors and executive officers of the Company as a group and each person known by the Company to own beneficially more than 5% of the Company’s common stock.

	Amount and Nature of
	Beneficial Ownership		Percent of
Name	(1)(2)		Class (3)
Wellington Management Company, LLP 75 State Street Boston, MA 02109	809,543	(4)	10.55%
Benjamin Franklin Bank Employee Stock
Ownership Plan 58 Main Street Franklin, MA 02038	477,303	(5)	6.22%
John L. Matthews 49 Sterling Street Newton, MA 02465	468,263	(6)	6.10%
Dr. Mary Ambler	26,286	(7)	*
William P. Bissonnette	15,486	(8)	*
Richard E. Bolton, Jr.	8,386	(9)	*
William F. Brady, Jr., D.D.S	20,486	(10)	*
Paul E. Capasso	89,647	(11)	1.17%
Jonathan A. Haynes	68,191	(12)	*
Anne M. King	10,486	(13)	*
Daniel F. O’Brien	21,791	(14)	*
Charles F. Oteri	12,186	(15)	*
Donald P. Quinn	52,709	(16)	*
Dr. Neil E. Todreas	107,404	(17)	1.40%
Thomas R. Venables	136,987	(18)	1.78%
Alfred H. Wahlers	11,850	(19)	*
Charles Yergatian	23,186	(20)	*
Claire S. Bean	95,891	(21)	1.25%
Mariane E. Broadhurst	45,797	(22)	*
Rose M. Buckley	39,344	(23)	*
Michael J. Piemonte	14,154	(24)	*
Directors and executive officers as a group (18 persons)	800,272	(25)	10.33%

*	Less than 1%

(1)	Except as otherwise noted, all persons have sole voting and investment power over their shares. The shares reported as owned by directors and officers include shares of unvested restricted stock granted under the Company’s 2006 Stock Incentive Plan over which the directors and officers have sole voting power, but do not have investment power because the shares are not transferable until they vest.

(2)	Does not include 349,000 shares owned by the Benjamin Franklin Bank Charitable Foundation. The directors of the foundation are Messrs. Capasso, Venables, Ms. Broadhurst and Ms. Bean, and the

President, Treasurer and Clerk of the foundation are Mr. Venables, Ms. Bean and Ms. Broadhurst, respectively.

(3)	Calculated based on outstanding shares of common stock on March 15, 2008 of 7,670,572. In addition, in calculating each person’s percentage ownership, the Company has treated as outstanding any shares that such person has the right to acquire within 60 days of March 15, 2008, and in calculating the percentage ownership of the directors and executive officers as a group, the Company has treated as outstanding all shares that any person in the group has the right to acquire within 60 days of March 15, 2008.

(4)	Based on a Schedule 13G filed by Wellington Management Company, LLP on August 10, 2007. According to the filing, Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 809,543 shares of Benjamin Franklin Bancorp common stock which are held of record by clients of Wellington Management. The filing indicates that Wellington Management does not have sole voting or dispositive power over any shares; has shared voting power over 655,243 shares; and has shared dispositive power over 809,543 shares.

(5)	Represents the total number of shares of common stock beneficially owned by the ESOP. Of these shares, 430,375 shares are unallocated and 46,928 are allocated to participants. The ESOP provides that the Trustee shall vote unallocated shares held by it in proportion to instructions received by ESOP participants as to the voting of allocated shares. Shares allocated to the executive officers under the ESOP are reflected both in the beneficial ownership of the ESOP and in the beneficial ownership of the officers.

(6)	Based on a Schedule 13G filed by Mr. Matthews on April 19, 2005. According to the filing, Mr. Matthews has sole voting and dispositive power over 468,263 shares of Benjamin Franklin Bancorp common stock.

(7)	Includes 10,000 shares owned by trust of which Dr. Ambler is a trustee, 10,000 shares owned by a trust of which Dr. Ambler’s spouse is a trustee, and 1,353 shares which Dr. Ambler has the right to acquire within 60 days of March 15, 2008 under options granted pursuant to the Company’s 2006 Stock Incentive Plan.

(8)	Includes 2,000 shares owned jointly with Mr. Bissonnette’s spouse and 1,353 shares which Mr. Bissonnette has the right to acquire within 60 days of March 15, 2008 under options granted pursuant to the Company’s 2006 Stock Incentive Plan.

(9)	Includes 1,353 shares which Mr. Bolton has the right to acquire within 60 days of March 15, 2008 under options granted pursuant to the Company’s 2006 Stock Incentive Plan.

(10)	Includes 1,353 shares which Dr. Brady has the right to acquire within 60 days of March 15, 2008 under options granted pursuant to the Company’s 2006 Stock Incentive Plan.

(11)	Includes 20,017 shares owned by a trust for the benefit of Mr. Capasso’s children, of which Mr. Capasso is a trustee, and 1,353 shares which Mr. Capasso has the right to acquire within 60 days of March 15, 2008 under options granted pursuant to the Company’s 2006 Stock Incentive Plan.

(12)	Includes 32,775 shares owned by Mr. Haynes’ children and 1,353 shares which Mr. Haynes has the right to acquire within 60 days of March 15, 2008 under options granted pursuant to the Company’s 2006 Stock Incentive Plan.

(13)	Includes 5,000 shares owned jointly with Mrs. King’s spouse and 1,353 shares which Mrs. King has the right to acquire within 60 days of March 15, 2008 under options granted pursuant to the Company’s 2006 Stock Incentive Plan.

(14)	Includes 1,353 shares which Mr. O’Brien has the right to acquire within 60 days of March 15, 2008 under options granted pursuant to the Company’s 2006 Stock Incentive Plan.

(15)	Includes 1,353 shares which Mr. Oteri has the right to acquire within 60 days of March 15, 2008 under options granted pursuant to the Company’s 2006 Stock Incentive Plan.

(16)	Includes 3,210 shares owned by a partnership in which Mr. Quinn is a partner and over which he has voting power (but in only 802 shares of which he has a pecuniary interest), 2,717 shares owned by a corporation that is controlled by Mr. Quinn and his spouse and over which he has voting power (but in only 2,174 shares of which he has a pecuniary interest), 6,360 shares owned by Mr. Quinn’s spouse, and 1,353 shares which Mr. Quinn has the right to acquire within 60 days of March 15, 2008 under options granted pursuant to the Company’s 2006 Stock Incentive Plan.

(17)	Includes 1,353 shares which Dr. Todreas has the right to acquire within 60 days of March 15, 2008 under options granted pursuant to the Company’s 2006 Stock Incentive Plan.

(18)	Includes 20,038 shares owned jointly with Mr. Venables’s spouse, 16,724 shares held in the 401(k) plan, 1,516 shares allocated to Mr. Venables’s account under the ESOP, and 20,700 shares which Mr. Venables has the right to acquire within 60 days of March 15, 2008 under options granted pursuant to the Company’s 2006 Stock Incentive Plan.

(19)	Includes 5,000 shares owned by a trust of which Mr. Wahlers is trustee and 1,353 shares which Mr. Wahlers has the right to acquire within 60 days of March 15, 2008 under options granted pursuant to the Company’s 2006 Stock Incentive Plan.

(20)	Includes 12,000 shares owned by Mr. Yergatian’s spouse, over which Mr. Yergatian disclaims beneficial ownership, and 1,353 shares which Mr. Yergatian has the right to acquire within 60 days of March 15, 2008 under options granted pursuant to the Company’s 2006 Stock Incentive Plan.

(21)	Includes 17,170 shares owned jointly with Ms. Bean’s spouse, 9,958 shares held in the 401(k) plan, 1,516 shares allocated to Ms. Bean’s account under the ESOP, and 11,900 shares which Ms. Bean has the right to acquire within 60 days of March 15, 2008 under options granted pursuant to the Company’s 2006 Stock Incentive Plan.

(22)	Includes 7,527 shares held in the 401(k) plan, 1,137 shares allocated to Ms. Broadhurst’s account under the ESOP, and 10,233 shares which Ms. Broadhurst has the right to acquire within 60 days of March 15, 2008 under options granted pursuant to the Company’s 2006 Stock Incentive Plan.

(23)	Includes 9,010 shares held in the 401(k) plan, 1,234 shares allocated to Ms. Buckley’s account under the ESOP, and 12,100 shares which Ms. Buckley has the right to acquire within 60 days of March 15, 2008 under options granted pursuant to the Company’s 2006 Stock Incentive Plan.

(24)	Includes 4,847 shares held in the 401(k) plan, 807 shares allocated to Mr. Piemonte’s account under the ESOP, and 1,200 shares which Mr. Piemonte has the right to acquire within 60 days of March 15, 2008 under options granted pursuant to the Company’s 2006 Stock Incentive Plan.

(25)	Includes 6,210 shares allocated to executive officers’ accounts under the ESOP, as to which executive officers have the power to direct the voting, and 73,728 shares that the executive officers and directors have the right to acquire within 60 days of March 15, 2008 under options granted pursuant to the Company’s 2006 Stock Incentive Plan.
CORPORATE GOVERNANCE
     We believe that good corporate governance and fair and ethical business practices are crucial not only to our proper operation, but also to building and maintaining confidence in the integrity, reliability and transparency of the securities markets. We take our responsibilities in this area very seriously.
Code of Ethics
     Our Board of Directors has adopted a code of ethics that applies to all of our employees, officers and directors. The code covers compliance with law; conflicts of interest; confidentiality and integrity of bank and company records; fair and accurate disclosure to the public; and procedures for compliance with the code. You can review our code of ethics on our website located at www.benfranklinbank.com under the section entitled “About Us—Board of Directors—Corporate Governance.”
Board, Committee and Stockholder Meetings
     The Board of Directors of Benjamin Franklin Bancorp currently has four standing committees: the Executive Committee, the Audit and Risk Management Committee, the Compensation Committee and the Governance Committee. The responsibilities and membership of these committees are set forth above under the section entitled “Information Regarding Directors—Committees of the Board of Directors.” You can review the charters of our Audit and Risk Management Committee, Compensation Committee and Governance Committee on our website located at www.benfranklinbank.com under the section entitled “About Us—Board of Directors—Corporate Governance.”
     During 2007, the Board of Directors met 12 times, the Executive Committee met 21 times, the Audit and Risk Management Committee met nine times, the Compensation Committee met nine times and the Governance Committee met three times. No incumbent director attended fewer than 75% of the aggregate number of meetings held by the Board plus all committees of which he or she was a member. The Board of Directors of Benjamin Franklin Bank, which consists of the same individuals as the Board of Directors of

Benjamin Franklin Bancorp, met jointly with the Board of Directors of the Company at each of its 12 meetings during 2007.
     Our Board of Directors has adopted a policy strongly encouraging all directors to attend annual meetings of our stockholders, and providing that if any director believes that he or she may be unable to attend for any reason, such director will discuss the matter as promptly as practicable with the Chairman of the Board and will make all reasonable efforts to rearrange his or her schedule to enable him or her to attend the annual meeting. All of our directors attended our 2007 annual meeting.
Board and Committee Independence
     Board of Directors. Under Nasdaq rules, a majority of our Board of Directors must be “independent,” and no director qualifies as independent until the Board makes an affirmative determination to that effect. In making this determination, the Board must affirmatively conclude that the director does not have a material relationship with us that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director, including in particular, certain relationships specified in the Nasdaq rules. Nasdaq rules require that the independent directors meet on a regular basis as often as necessary to fulfill their responsibilities, and suggest that executive sessions occur at least twice a year.
     As a result of this review, the Board determined that the following directors, comprising a majority of the whole Board, are independent within the applicable Nasdaq rule: Mary Ambler, William P. Bissonnette, William F. Brady, Jr., Paul E. Capasso, Jonathan A. Haynes, Anne M. King, Daniel F. O’Brien, Charles F. Oteri, Donald P. Quinn, Neil E. Todreas, Alfred H. Wahlers, and Charles Yergatian. In determining that Mr. Haynes is independent, the Board considered the lease transactions between Benjamin Franklin Bank and Mr. Haynes’s real estate management firm and obtained a certification from Mr. Haynes that the payments made by the Bank to Mr. Haynes’s firm in the current or any of the past three fiscal years did not exceed 5% of the consolidated gross revenues of Mr. Haynes’s firm for any of those years.
     Chairman and Chief Executive Officer. Our Chairman of the Board is Alfred H. Wahlers, an independent director, and our Chief Executive Officer is Thomas R. Venables. Although many bank holding companies and other companies in the United States have CEOs who also hold the position of chairman of the board, a number of studies on corporate governance have recommended that the positions be held by two different persons, with the chairman being an independent director.
     Committees. The Board has determined that each of the Audit and Risk Management Committee, Compensation Committee and Governance Committee is comprised solely of “independent” directors within Nasdaq rules. For more information about these committees and their functions, see “Proposal 1: Election of Directors—Committees of the Board of Directors” in this proxy statement.
     In addition, under Nasdaq rules, our Board of Directors is required to make certain findings about the qualifications of the members of the Audit and Risk Management Committee (“Audit Committee”). Our Board determined that:
•	each member of the Audit Committee is, as required by Nasdaq rules, able to read and understand fundamental financial statements; and

•	at least one member of the Audit Committee, Mr. O’Brien, is “financially sophisticated” under the Nasdaq rules and is an “audit committee financial expert” under applicable provisions of the federal securities laws.
Nominating Process
     Nominations by Governance Committee. Under Nasdaq rules, nominees for our Board must be selected either by a nominating committee consisting entirely of independent directors or by a majority of the independent directors, acting pursuant to a standing resolution governing the nominating process. We have delegated this responsibility to our Governance Committee, which consists entirely of independent directors. Among the criteria considered by the Governance Committee in identifying and evaluating director candidates are: requirements of applicable law or listing standards, a candidate’s strength of character, judgment, business experience and specific area of expertise, factors relating to the composition of the Board (including its size and structure), principles of diversity, and such other factors as the Committee shall deem appropriate. The Committee’s charter provides that the Committee will review any candidate recommended by stockholders in light of these same criteria.
     Nominations by Stockholders. Section 3.3 and related sections of our by-laws set forth procedural requirements for stockholders of record who wish to propose a candidate for nomination to the Board. To be timely, such a proposal must generally be received by our corporate secretary at our principal executive offices at least 120 days and not more than 150 days in advance of the anniversary date of our proxy statement for our prior year’s annual meeting. The proxy statement for our 2007 annual meeting was dated April 11, 2007; as a result, for our 2008 annual meeting, notice of any proposed candidate must have reached us by not later than the close of business on December 13, 2007. Section 3.3 specifies the type of information about the qualifications and background of the proposed nominee that the shareholder must supply to us, including the consent of the proposed nominee to serve as a director if he or she is elected. The Governance Committee may reject any nomination by a shareholder that is not timely made or does not satisfy the information delivery requirements of the by-law.
     Our by-laws do not obligate us to include information about the candidate in our proxy materials, nor does it require us to permit the stockholder to solicit proxies for the candidate using our proxy materials. The by-laws relate only to the procedure by which a stockholder may nominate a candidate for director.
Stockholder Communications
     Our stockholders may communicate directly with the members of the Board of Directors by writing directly to those individuals in care of the Secretary of the Corporation, Benjamin Franklin Bancorp, Inc., 58 Main Street, Franklin, Massachusetts 02038. The Secretary of the Corporation will promptly forward or cause to be forwarded any such correspondence, without opening it, to the director to whom the correspondence is addressed, using the same address to which Board materials and other corporate materials are sent to that director.
AUDIT AND RISK MANAGEMENT COMMITTEE REPORT
     The information set forth in this report is not “soliciting material” and is not “filed” with the SEC or subject to Regulation 14A under, or the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically request that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
     The following is the report of the Audit and Risk Management Committee (“Audit Committee”) with respect to the audited financial statements of Benjamin Franklin Bancorp, Inc. for the fiscal year ended December 31, 2007. The Audit Committee acts under a written charter that specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities. Each member of the Audit Committee is independent within the definition of the applicable Nasdaq rules.
     While the Audit Committee oversees Benjamin Franklin Bancorp’s financial reporting process for the Board of Directors, consistent with the Audit Committee charter, management has primary responsibility for this process, including Benjamin Franklin Bancorp’s system of internal controls, and for the preparation of Benjamin Franklin Bancorp’s consolidated financial statements in accordance with U.S. generally accepted accounting principles. In addition, Benjamin Franklin Bancorp’s independent registered public accounting firm and not the Audit Committee is responsible for auditing those financial statements.
     The Audit Committee has reviewed and discussed Benjamin Franklin Bancorp’s December 31, 2007 audited financial statements with management and with Wolf & Company, P.C., our independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (communication with audit committees) as amended by Statement on Auditing Standards No. 90 (audit committee communications). In addition, the Audit Committee has also received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Wolf & Company, P.C. its independence from Benjamin Franklin Bancorp. The Audit Committee also considered whether Wolf & Company, P.C.’s provision of non-audit services to Benjamin Franklin Bancorp is compatible with that firm’s independence.
     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.
The Audit and Risk Management Committee
Charles F. Oteri, Chair
Mary Ambler
Anne M. King
Daniel F. O’Brien
Donald P. Quinn
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     William P. Bissonnette, Paul E. Capasso, Daniel F. O’Brien, Donald P. Quinn and Alfred H. Wahlers served on our Compensation Committee in 2007. Persons serving on our Compensation Committee had no relationships with us other than their relationship as directors entitled to the receipt of standard compensation as directors and members of certain committees of our Board and their relationship to us as stockholders. No person serving on our Compensation Committee or on our Board of Directors is an executive officer of another entity for which any of our executive officers serves on the board of directors or on that entity’s compensation committee.

TRANSACTIONS WITH RELATED PARTIES
     Loans and Extensions of Credit. Certain of our directors, executive officers, and members of their families, and corporations, trusts, or partnerships controlled by them, have loans from Benjamin Franklin Bank in the ordinary course of business. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. The Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (i) extending or maintaining credit; (ii) arranging for the extension of credit; or (iii) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, however, including that this prohibition does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to our directors and officers by Benjamin Franklin Bank are made in conformity with the Federal Reserve Act and regulations promulgated thereunder, including prior approval requirements.
     Review, Approval and Ratification of Transactions with Related Persons. The Company’s Code of Ethics sets forth the procedures applicable to contracts with, and the retention of services of, any director or officer (or his or her related interest) in an amount exceeding $100,000, as required by our banking regulator. In general, the Code of Ethics requires that such contracts or services shall be entered into only on substantially the same terms and conditions as those prevailing for comparable market transactions. The Code of Ethics further requires that an insider who is a director who has an interest in a covered contract or service is required to formally abstain from negotiating, entering into, reviewing or approving any such contract or service. Moreover, the Code of Ethics provides that any covered contract or service with an insider will require the formal prior approval of a majority of the Board of Directors, excluding any individual(s) interested in such transaction. Although the foregoing written policy applies only with respect to transactions in excess of $100,000, we generally follow the guidelines of such policy in connection with smaller transactions as well.
     Leases from a Director. Benjamin Franklin Bank leases space in two buildings owned by limited liability companies of which Jonathan A. Haynes is manager and a member. Mr. Haynes is a director of Benjamin Franklin Bancorp and is in the business of commercial real estate management. Mr. Haynes’s entities own and manage our Moody Street branch in Waltham, Massachusetts (which we acquired in April, 2005 as part of our acquisition of Chart Bank) and our new branch in Wellesley, Massachusetts (which opened in September, 2006). The current annual rent under these two leases is $160,400 and $102,300, respectively. During 2007, we paid an aggregate of $269,700 as rent under these two leases. The total periodic payments due under these two leases from January 1, 2008 through their remaining fixed terms is $2,078,300. This amount does not include the amount that Benjamin Franklin Bank might pay under any renewal options, which could be exercised in the bank’s discretion and under which the rent would be adjusted to the then-market rate.
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Wolf & Company, P.C. currently serves as our independent registered public accounting firm, and that firm conducted the audit of our financial statements for the fiscal year ended December 31, 2007. The Audit Committee has appointed Wolf & Company, P.C. to serve as the independent registered public accounting firm to conduct an audit of our consolidated financial statements for the fiscal year ending December 31, 2008.
     Appointment of our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, the Audit Committee has recommended that the Board of Directors submit this matter to the shareholders as a matter of good corporate practice, and the Board of Directors is following that recommendation.

     If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Wolf & Company, P.C., and may retain that firm or another without re-submitting the matter to the shareholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Benjamin Franklin Bancorp, Inc. and its shareholders.
     A representative of Wolf & Company, P.C. is expected to be present at the Annual Meeting with an opportunity to make a statement if he desires to do so. He is also expected to be able to respond to appropriate questions.
     The Board of Directors recommends that shareholders vote FOR the proposal to ratify the appointment of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2008.
Public Accountant’s Fees
     The following is a summary of the fees for professional services rendered by Wolf & Company, P.C. for the fiscal years ended December 31, 2007 and 2006:

Fee Category	2007 Fees	2006 Fees
Audit Fees (1)	$200,000	$208,500
Audit-Related Fees (2)	15,200	15,000
Tax Fees (3)	23,300	18,500
All Other Fees	0	0

Total Fees	$238,500	$242,000

(1)	Audit Fees. Audit fees were for professional services rendered for the audit of our annual financial statements, the audit of internal control over financial reporting, the review of quarterly financial statements and the preparation of statutory and regulatory filings.

(2)	Audit-Related Fees. Audit-related fees were for professional services rendered in connection with employee benefit plan audits.

(3)	Tax Fees. Tax fees consist of fees billed for professional services for tax compliance, tax planning and tax advice. These services include assistance regarding federal and state tax compliance and planning, and tax audit defense. The Audit and Risk Management Committee considered and determined that the provision of non-audit services provided by Wolf & Company, P.C., is compatible with maintaining that firm’s independence.
Pre-Approval Policies And Procedures
     At present, our Audit and Risk Management Committee approves each engagement for audit and non-audit services before we engage Wolf & Company, P.C., to provide those services. Our Audit and Risk Management Committee has not established any pre-approval policies or procedures that would allow our management to engage Wolf & Company, P.C., to provide any specified services with only an obligation to notify the Audit and Risk Management Committee of the engagement for those services. None of the services provided by Wolf & Company, P.C. for fiscal 2007 was obtained in reliance on the waiver of the pre-approval requirement afforded in SEC regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     During 2007, we were subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on its review of the copies of Forms 3, 4 and 5 furnished to us during and with respect to 2007, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% beneficial owners were complied with during 2007, except that Mr. Bolton was 5 days late reporting the sale of 2,000 shares on August 31, 2007 and 3 days late reporting the sale of 7,000 shares on September 4, 2007; Mr. Haynes was 2 days late reporting the transfer of 5,436 shares held for his benefit in a trust to another beneficiary of the trust on October 16, 2007; Mr. Wahlers was 3 weeks late reporting the purchase of 1,364 shares on November 7, 2007; and option awards made to senior management and directors on December 12, 2007 by the Compensation Committee were not reported until after review and approval by the full Board of Directors, on December 21, 2007. In addition, on August 1, 2007, Mr. Haynes resigned as trustee of a voting trust, resulting in his no longer having either voting or investment power over 76,497 of the shares held by the trust, and such change was not reported until September 25, 2007.
SOLICITATION OF PROXIES
     Brokers, banks and other nominees will be reimbursed for out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of common stock. In addition to the solicitation by mail, solicitations of proxies may be made personally or by telephone by our directors, officers and employees.
     We have retained Morrow & Co. to assist in the solicitation of proxies, for a fee of $4,500 plus expenses. All expenses incurred in connection with this solicitation will be borne by Benjamin Franklin Bancorp.
SUBMISSION OF STOCKHOLDER PROPOSALS
FOR THE 2009 ANNUAL MEETING
     In order to be eligible for inclusion in our proxy statement and form of proxy for the annual meeting scheduled to be held in 2009, stockholder proposals must comply with SEC Rule 14a-8 and any other applicable rules and must be delivered to our principal executive offices at least 120 days prior to the anniversary date of mailing of this proxy statement. This proxy statement was sent on or about April 9, 2008, so the date by which proposals are required to be received under Rule 14a-8 will be December 10, 2008.
     In addition, Section 2.4 of our By-laws requires that a stockholder who wishes to propose an item of business for consideration at an annual meeting must provide notice of such item of business to us at our principal executive offices not less than 120 days nor more than 150 days in advance of the first anniversary of the date of our proxy statement for the previous year’s Annual Meeting. For next year’s scheduled annual meeting, the deadline for submission of notice is December 10, 2008. Section 3.3 of the By-laws imposes the same deadline on the nomination by a stockholder of a candidate for election to the Board of Directors. Any proposal or nomination submitted after December 10, 2008 will be untimely. The By-laws contain a number of other substantive and procedural requirements which should be reviewed by any stockholder who wishes to submit a proposal or nomination. A copy of our By-laws will be provided to any stockholder of the Company at no cost upon written request to the Secretary of the Company. Finally, SEC rules require us to disclose in our proxy materials certain information about candidates for nomination to the board who are recommended by a stockholder or group of stockholders owning more than 5% of our common stock. The deadline for notice to us of such a recommendation is 120 days prior to the anniversary date of mailing of this proxy statement, or December 10, 2008.

MISCELLANEOUS
     The Board was not aware, a reasonable time before mailing this proxy statement to stockholders, of any business that may properly be presented at the Annual Meeting, other than the matters specifically listed in the Notice of Annual Meeting of Stockholders. However, if any further business is properly presented, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with applicable rules.

ANNUAL MEETING OF STOCKHOLDERS OF
BENJAMIN FRANKLIN BANCORP, INC.
May 8, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â   Please detach along perforated line and mail in the envelope provided.    â
■    20430000000000000000    8                                                      051007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors.						FOR	AGAINST	ABSTAIN
		NOMINEES:			2.	To ratify the appointment of Wolf & Company, P.C. as Benjamin Franklin Bancorp, Inc.’s independent registered public accounting firm for fiscal 2008.	☐	☐	☐

☐	FOR ALL NOMINEES	¡ ¡ ¡ ¡	Dr. Mary Ambler Richard E. Bolton, Jr. Daniel F. O’Brien Charles F. Oteri

☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)
The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of the Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) pursuant to the revocation methods specified in the Proxy Statement.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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BENJAMIN FRANKLIN BANCORP, INC.
58 MAIN STREET, P.O. BOX 309, FRANKLIN, MASSACHUSETTS 02038-0309
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned, revoking any proxy heretofore given, hereby constitutes and appoints Alfred H. Wahlers, Thomas R. Venables and Claire S. Bean and each of them the attorney and proxy of the undersigned, with full power of substitution to vote all shares of common stock of Benjamin Franklin Bancorp, Inc. (the “Corporation”) held of record by the undersigned at the close of business on March 18, 2008, on behalf of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, May 8, 2008 at 10:00 a.m., local time, at Lake Pearl Luciano’s, 299 Creek Street, Wrentham, Massachusetts 02093, and any adjournments thereof, hereby granting full power and authority to act on behalf of the undersigned at said meeting and any adjournments thereof. In their discretion, the proxies are each authorized to vote upon such other business as may properly come before said meeting and any adjournments thereof.
     When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR election of the four nominees proposed by the Board of Directors as Directors of the Corporation, and FOR the other proposal described in the accompanying Proxy Statement.
(Continued and to be signed on the reverse side.)

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ANNUAL MEETING OF STOCKHOLDERS OF
BENJAMIN FRANKLIN BANCORP, INC.
May 8, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE- Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
       - OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the date of the Annual meeting.
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â
■    20430000000000000000    8                                                      051007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:						FOR	AGAINST	ABSTAIN
		NOMINEES:			2.	To ratify the appointment of Wolf & Company, P.C. as Benjamin Franklin Bancorp, Inc.’s independent registered public accounting firm for fiscal 2008.	☐	☐	☐

☐	FOR ALL NOMINEES	¡ ¡ ¡ ¡	Dr. Mary Ambler Richard E. Bolton, Jr. Daniel F. O’Brien Charles F. Oteri

☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)
The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of the Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) pursuant to the revocation methods specified in the Proxy Statement.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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